FORM 8-A

                 SECURITIES AND EXCHANGE COMMISSION

                        Washington, DC 20549


          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
               PURSUANT TO SECTION 12(b) or (g) OF THE
                   SECURITIES EXCHANGE ACT OF 1934

                    DCI Telecommunications, Inc.
  -----------------------------------------------------------------
       (Exact name of registrant as specified in its charter)


            Colorado                84-1155041
    ----------------------      ---------------------
       (State or other             (IRS Employer
         jurisdiction of             Identification
         incorporation)               Number)

                   611 Access Road, Stratford, CT 06615
      -------------------------------------------------------------
              (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class        Name of each exchange on which
        to be registered           each class is to be registered
--------------------------------   ------------------------------
        Not applicable


Securities to be registered pursuant to Section 12(g) of the Act:

                            Common Stock
          ------------------------------------------------
                          (Title of Class)

Item 1. Description of Registrant's Securities to be Registered
---------------------------------------------------------------

The securities to be registered are the shares of common stock, par value $0.0001 (the "Common Stock") of DCI Telecommunications, Inc. (the "Registrant"). The number of shares authorized is five-hundred million (500,000,000).

Subject to the preferences, qualification, limitation, voting rights and restrictions that may apply to shares of Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the Company's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up of the Registrant, the holders of shares of Common Stock would be entitled to share ratably in the distribution of all of the Registrant's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding Preferred Stock. Each outstanding share of Common Stock is fully paid and non-assessable.

The Board of Directors has the authority, within the limitations and restrictions stated in the Certificate of Incorporation of the Registrant, to provide by resolution for the issuance of shares of Preferred Stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series.

The Registrant presently has one series of Preferred Stock issued and outstanding, this being two thousand three-hundred and three (2,303) shares of Class A, Series F, Convertible Preferred Stock, $1,000 stated value per share.

Except as provided by law or by the provisions below, holders of Series F Convertible Preferred Stock shall not have the right to vote on any matter affecting the Registrant.

In the event of a voluntary or involuntary dissolution, liquidation, or winding up of the Registrant, the Holders of shares of Series F Convertible Preferred Stock shall be entitled to receive out of the assets of the Registrant legally available for distribution to holders of its capital stock, before any payment or distribution shall be made to holders of Common Stock or any other class of stock ranking junior to Series F Convertible Preferred Stock, an amount per share equal to $1,000 (the "Stated Value"). If upon such liquidation, dissolution or winding up of the Registrant, whether voluntary or involuntary, the assets to be distributed among the Holders of Series F Convertible Preferred Stock shall be insufficient to permit payment to the Holders of Series F Convertible Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Registrant to be so distributed shall be distributed ratably among the holders of Series F Convertible Preferred Stock. Upon any such liquidation, dissolution or winding up of the Registrant, after the holders of Series F Convertible Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Registrant may be distributed to the holders of stock ranking on liquidation junior to the Series F Convertible Preferred Stock

Item 2. Exhibits.
-----------------

The following exhibit required in accordance with the Instructions as to exhibits on Form 8-A is incorporated by reference:

Exhibit  1:  Bylaws of the Registrant. Filed with Form 8K dated
             June 28, 1995.

The following exhibits required in accordance with the Instructions as to exhibits on Form 8-A are attached:

Exhibit 2: Articles of Incorporation of the Registrant as Restated.

Exhibit 3: Certificate of Designation of Rights and Preferences of
           the Class A Preferred Shares Series F

Exhibit 4: Specimen Common Stock Certificate.


                              Signature

      Pursuant  to  the requirements of Section 12 of the  Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              DCI Telecommunications, Inc.
                              Date: July 15, 1999

                              By: /s/ Joseph J. Murphy
                                  --------------------
                                  Joseph J. Murphy
                                  President & CEO

                              Exhibit 2
                             ----------
       Articles of Incorporation of the Registrant as Restated


                  DCI TELECOMMUNICATIONS, INC.


Pursuant to the Colorado Corporation Code, Section 7-110-107, the Board of Directors of DCI Telecommunications, Inc. has this 14th day of August 1998 duly adopted this Restatement of Articles of Incorporation in the manner prescribed by the Colorado Corporate Code, and said Restatement of the Articles was adopted without shareholder approval, and no amendments were made to the Articles of Incorporation which would require shareholder approval.

                           ARTICLE I
                      NAME OF CORPORATION
The name of the corporation is DCI Telecommunications, Inc.

                           ARTICLE II
                            PURPOSE
The purpose of the Corporation shall be to transact all lawful business for which corporations may be incorporated pursuant to the Colorado Corporation Code, as amended. The Corporation shall have the power to do all and everything necessary, suitable and proper for the accomplishment of its purpose.
                          ARTICLE III
                           DURATION
The duration of the corporation shall be perpetual.

                           ARTICLE IV
                            CAPITAL
COMMON STOCK
The aggregate number of shares of common stock the Corporation shall have authority to issue is Five Hundred Million (500,000,000) having a par value of $.0001 per share, which shares shall be designated as "Common Stock" or "Common Shares".

PREFERRED STOCK
The aggregate number of shares of preferred stock the Corporation shall have authority to issue is Nine Million (9,000,000) shares.

Class "A" Preferred Stock. Five Million (5,000,000) shares of such preferred stock shall be known as Class "A" Preferred Stock and shall have a par value of $100.00 per share.

Class "B" Preferred Stock. Four Million (4,000,000) shares of such preferred stock shall be known as Class "B" Preferred Stock and shall have a par value of $10.00 per share.

1. Series. Each Class of Preferred Stock may be issued, from time to time, in one or more series as determined by the Board of Directors. Each series shall be designated either Class "A" or Class "B" as the case may be, with a distinguishing letter for each series. The first of such series for either Class "A" or Class "B" shall be designated "Series A" and the second of such series shall be designated "Series B". All shares of a series shall have preferences, limitations, and relative rights identical with those of other shares of the same series and, except to he extent otherwise provided in the description of the series, with those of other series of the same class. Each series of Preferred Shares may be issued upon such terms and for such purposes as the Board of Directors may determine from time to time, provided, however, that no subsequent Series of Preferred Shares may in any way adversely effect the rights or rank of any preceding series of Preferred shares.

Before issuing any shares of a class or series, the preferences, limitations, and relative rights of which are determined by the Board of Directors, the Corporation shall deliver to the Secretary of State for filing articles of amendment to the these Articles, which are effective without shareholder approval, that set forth:
(a) The name of the Corporation;
(b) The test of the amendment determining the designations, preferences, limitations, and relative rights of the class or series of shares;
(c) The date the amendment was adopted; and
(d) A statement that the amendment was duly adopted by the Board of Directors.

2. Dividends On Preferred Shares. The holders of the Preferred Shares shall be entitled to receive out of any funds of the Corporation at the time legally available for the declaration of dividends, dividends of 9.25% per annum, and no more, payable quarterly (on April 1, July 1, September 1, and January 1), when and as declared by the Board of Directors. Such dividends shall accrue from the date of issuance of the respective Preferred Shares and shall accrue from day to day whether or not earned or declared, Such dividends shall be cumulative and shall be declared and paid, or set apart for payment, before any dividends on shares of Common Stock is paid or set apart for payment. The amount of deficiency shall be paid in full and set apart for payment, without interest, before any distribution, whether by way of dividend or otherwise, shall be paid upon or set apart for the Common Stock.

3. Dividends On Other Shares. At any time after all dividends on the Preferred Shares for all previous dividend periods shall have been declared and paid in full and dividends on the outstanding Preferred Shares for the current dividend period have been declared and paid in full or set apart for payment in full, dividends may be paid on outstanding Common Stock out of any assets at the time legally available therefor. Any dividend so declared shall be distributed among and paid to the holders of the outstanding Common Stock without distinction according to their respective shares.

4. Voting Rights. Except as otherwise provided by law or these Articles of Incorporation, the holders of Preferred Shares shall not be entitled to notice of shareholders' meetings or to vote upon the election of directors or upon any questions affecting the management or affairs of the Corporation, except where such notice or vote is required by law or by these Articles of Incorporation.

5. Liquidation. In the event of any liquidation or dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Shares shall be entitled to be paid, before any of the assets of the Corporation shall be distributed among or paid over to the holders of the Series B Preferred Shares or Common Stock, an amount equal to the par value of such Series A Preferred Shares plus any accumulated dividends accrued and unpaid on the Series A Preferred Shares.

After the holders of the Series A Preferred Shares shall nave received the amount of the par value thereof plus accrued dividends, any remaining assets and surplus funds of the Corporation shall be distributed to the holders of the Series B Preferred Shares before any of the assets of the Corporation shall be distributed among or paid over to the holders of the Common Stock an amount equal to the accumulated dividends accrued and unpaid on the Series B Preferred Shares.

After the holders of the Series B Preferred Shares have received the amount of the par value thereof plus accrued dividends, any remaining assets and surplus funds of the Corporation shall be distributed among and paid over to the holders of the Common Stock without distinction according to their respective shares.

6. Conversion. The holder of each share of the outstanding Preferred Shares of the Corporation shall have the right at any time on or before January 1, 1997, to surrender the certificate evidencing such shares and receive, in lieu and in conversion thereof, a certificate evidencing sixty-six and two-thirds shares of Common Stock of the Corporation for each Series A Preferred Share of the Corporation so surrendered or two hundred shares of Common Stock of the Corporation for each Series B Preferred Share of the Corporation so surrendered. The convertible Preferred Shares so exchanged and converted shall not be reissued by the Corporation.

To convert, a preferred shareholder must (1) complete and sign the Conversion Form attached to the back of each Certificate of Preferred Shares, (2) surrender the Preferred Shares to a Conversion Agent or the Corporation, (3) furnish appropriate endorsements and transfer documents if required by the Registrar or Conversion Agent, and (4) pay any transfer or similar tax if required. A holder may convert a portion of Preferred Shares if the portion is $1,000.00 or a whole multiple of $1,000.00.

The Corporation shall at the time of such conversion pay to the holder of record of any share or shares of Series A or Series B Preferred Stock any accrued but unpaid dividends on said Preferred
Stock so surrendered for conversion, except that no payment or adjustment shall be made for any accrued but unpaid dividends for the then current quarter-annual dividend period.

7. Conversion Adjustment. In the event the Corporation shall at any time prior to such conversion either (a) subdivide the outstanding Common Shares into a greater number of shares, (b) combine the outstanding Common Shares into a small number of shares, (c) change the outstanding Common Shares into the same or a given number of shares of any other class or classes of shares, (d) declare on or in respect of the Common Shares a dividend payable in shares or other securities of the Corporation, or (e) offer to the holders of Common Shares any rights to subscribe for shares or for other securities of the Corporation, then the holders of the Preferred Shares shall be entitled, as the case may be, to receive the same number of Common Shares or shares of any other class or classes of shares or other securities of the Corporation, or shall be entitled to subscribe for and purchase at the same price that the shares or securities are offered to holders of Common Shares, the number of such shares or the amount of such securities as will represent the same proportion of the outstanding Common Shares prior to such increase or decrease as they would have been entitled to receive or subscribe for, as the case may be, had they been holders of the number of Common Shares in to which their Preferred Shares were convertible on the record date for any such dividend or subscription.

8. Merger. In the event the Corporation at any time while any of the Preferred Shares are outstanding shall be consolidated with or merged into any other corporation or corporations, or shall sell or lease all or substantially all of its property and business as an entirety, lawful provisions shall be made as part of the terms of such consolidation, merger, sale or lease that the holder of any convertible Preferred Shares may thereafter receive in lieu of such Common Shares otherwise issuable to him upon conversion of his Preferred Shares, but at the conversion rate which would otherwise be in effect at the time of conversion as hereinabove provided, the same kind and amount of securities or assets as may be issuable, distributable or payable upon such consolidation, merger, sale or lease, with respect to Common Shares of the Corporation.

9. Fractional Shares. The Corporation shall not issue fractional shares in satisfaction of the conversion privilege of the Preferred Shares, but in lieu of fractional shares, the Corporation at its option may make a cash settlement in respect thereof on the basis of the closing price od the Common Shares on the date of conversion, or may issue scrip certificates aggregating one or more full shares for certificates representing such full share or shares. Until the exchange thereof for certificates representing full Common Shares, the holder of any certificated shall not be entitled to receive dividends thereon, to vote by virtue thereof as a shareholder of the Corporation, except such rights, if any, as the Board of Directors may in its discretion determine in the event of dissolution of the Corporation.

10. Common Shares. Subject to the preferences, qualification, limitation, voting rights and restrictions with respect to each class of the authorized shares of the Corporation having any preference or priority over the Common Shares, the holders of the Common Shares shall have and possess all rights appertaining to authorized shares of the Corporation.

11. Preemptive Right. No holder of shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or of bonds, debentures or other evidences of indebtedness convertible into or exchangeable for shares, but al such new or additional shares of any class, or bonds, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

12. Corporate Debt. Without the prior approval of a majority of the holders of the Series A Preferred Shares, neither the Corporation nor any of its subsidiary corporations shall incur debt in excess of One Million Dollars, provided however, the Corporation or any of its subsidiaries shall have the authority to enter into factoring agreements or factoring arrangements covering its inventory or the inventory of any of its subsidiaries as it deems necessary and reasonable.
                              ARTICLE V
 RIGHTS OF DIRECTORS AND OFFICERS TO CONTRACT WITH THE COMPANY

Any of the Directors or Officers of the Corporation shall not, in the absence of fraud, be disqualified by his office from dealing or contracting with the Corporation either as vendor, purchaser, or otherwise, nor shall any firm, association or corporation of which he shall be a member or in which he may be pecuniarily interested in any manner be so disqualified. No director, officer, nor any firm, association or corporation with which he is connected as aforesaid shall be liable to account to this corporation or its shareholders for any profit realized by him from or through any such transaction or contract, it being the express purpose and intent of this Article to permit the Corporation to buy from, sell, to venture with, or otherwise deal with partnerships, firms, or corporations of which the directors or officers of the Corporation, or any one or more of them, may be members, directors, or officer, or in which they or any of them may have any pecuniary interests: and the contracts of the Corporation, in absence of fraud, shall not be void or voidable or affected in any manner by reason of any such position. Furthermore, Directors of the Corporation at a meeting even though they may be pecuniarily interested in matters with reference to such meeting and considered at such meeting and any such action taken at such meeting with reference to such matters by a majority of the disinterested directors, shall not be void or voidable by the Corporation in the absence of fraud.

Any Director may be counted in determining the existence of a quorum and may vote at any meeting of the Board of Directors of the Corporation for the purpose of authorizing any such contract or transaction with like force and effect as if he were not so interested, or were not a director, member or officer of such other corporation, firm, association or partnership.

                           ARTICLE VI
                     TRANSFER RESTRICTIONS
The Corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The Board of Directors is hereby authorized on behalf of the Corporation's right to so impose such restrictions, whether by provision in the Bylaws or otherwise.

                          ARTICLE VII
                             VOTING
Cumulative voting shall not be allowed.

                            ARTICLE VIII
                ADOPTION AND AMENDMENT OF BYLAWS

The Bylaws of the Corporation shall be adopted by its Board of Directors. The power to alter or amend or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors, but the Shareholders may also alter, amend or repeal the Bylaws or adopt new Bylaws. The Bylaws may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with statute or the Articles of Incorporation.

                           ARTICLE IX
                  REGISTERED OFFICE AND AGENT

The address of the registered office and agent of the Corporation is The Corporation Company, 1675 Broadway, Denver, CO 80202.

                           ARTICLE X
                        INDEMNIFICATION

Section 10.1 General Right of Indemnification. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director, Officer, employee, fiduciary or agent of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees) reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 10.2 Limitation for Negligence or Misconduct. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless, and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

Section 10.3 Success on Merits. To the extent that a Director, Officer, employee, fiduciary or agent of the Corporation has been successful on the merits in defense of any action, suit or proceeding referred to in Section 10.1 and 10.2 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney fees, actually and reasonably incurred by him in connection therewith.

Section  10.4    Majority Vote.   Any indemnification  under  Section
10.1  or  10.2 (unless ordered by a court) and as distinguished  from
Section 10.3 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the
Director, Officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 10.1 or 10.2 above. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or, if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or by the Shareholders.

Section 10.5 Advance Payment. Expenses, including attorney fees, incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding as authorized in Sections 10.3 or
10.4 upon receipt of an undertaking by or on behalf the Director, Officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

Section 10.6 Non-Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of Shareholders or disinterested Directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

Section 10.7 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee, fiduciary or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

                           ARTICLE XI
                 EXECUTIVE AND OTHER COMMITTEES
The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee, and one or more other committees, each of which, to the extent provided in the resolution, shall have all of the authority of the Board of Directors; except that no such committee shall have the authority to:
          (i)  Declare dividends or distributions;
           (ii) Approve or recommend to Shareholders actions or proposals required by the Colorado Corporation Code to be approved by Shareholders;
           (iii) Fill vacancies on the Board of Directors or any committee thereof;
          (iv)  Amend the Bylaws;
            (v)    Approve   a   plan   of   merger   not   requiring
Shareholders approval;
          (vi)  Reduce earned or capital surplus;
           (vii) Authorize or approve the reacquisition of shares unless pursuant to general formula or method specified by the Board of Directors; or
          (viii) Authorize or approve the issuance or sale of, or any contract to issue or sell, shares or designate the terms of a series of a class of shares.

Neither the designation of any such committee by said Board of Directors, the delegation of authority to such committee, nor any action by such committee pursuant to its authority shall constitute compliance by any member of the Board of Directors, not a member of the committee in question, with his responsibility to act in good faith, in a manner he reasonably believes to be in the best interests of the Corporation, and with such care as an ordinarily prudent person in a like manner would use under similar circumstances.

                          ARTICLE XII
                   INITIAL BOARD OF DIRECTORS
The initial Board of Directors of the Corporation shall consist of three (3) directors. The number of Directors may from time to time be increased or decreased in such a manner as shall be provided in the Bylaws of this Corporation, providing that the number shall not be reduced to less than three (3) unless the number of Shareholders in the Corporation is less than three (3), in which event the number of Directors may be equal to the number of Shareholders.
Dated this 14th day of August, 1998.
_________________________          ____________________________
_________________________      ___________________________
STATE OF CONNECTICUT          )
                              ) ss
COUNTY OF                     )

On this 14th day of August, 1998, before me the undersigned, a Notary Public for the State of Connecticut, personally appeared
_________________________________________________________
_________________________________________________________
who being by me first duly sworn, declared that he is the person who signed the foregoing document as Director of DCI Telecommunications, Inc., a Colorado corporation, and that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year first above written.
__________________________________
Notary Public
My Commission expires ____________      (SEAL)

                              Exhibit 3
                            ------------

                     CERTIFICATE OF DESIGNATION
                  OF RIGHTS AND PREFERENCES OF THE
                CLASS A PREFERRED SHARES SERIES F OF
                     DCI TELECOMMUNICATIONS INC.
               PURSUANT TO THE GENERAL CORPORATION LAW
                      OF THE STATE OF COLORADO


     We, being respectively the President and Acting Secretary of DCI Telecommunications Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Colorado (hereinafter the "Corporation"), DO HEREBY CERTIFY:

FIRST:

That pursuant to authority expressly granted and vested in the Board of Directors of said Corporation by the provisions of the Certificate of Incorporation, said Board of Directors adopted the following resolution setting forth the designations, powers, preferences and rights of its Class A Preferred Shares - Series F:

RESOLVED: That the designations, powers, preferences and rights of the Class A Preferred Shares - Series F be, and hereby are, as set forth below:

1. Number of Shares of Class A Preferred Shares - Series F.

Of the 9,000,000 shares of authorized and unissued Class A Preferred Shares, $.01 par value per share ("Preferred Shares") of the Corporation, three thousand (3,000) shares shall be designated and known as "Series F Convertible Preferred Shares."
2. Voting.

(a) Except as provided by law or by the provisions of Subparagraph 2(b) below, holders of Series F Convertible Preferred Shares
("Holder" or "Holders") shall not have the right to vote on any matter affecting the Corporation.

(b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series F Convertible Preferred Shares so as to affect adversely the Series F Convertible Preferred Shares, without the written consent or affirmative vote of the Holders of at least a majority of the then outstanding shares of Series F Convertible Preferred Shares to be affected by amendment, alteration or repeal, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of Preferred Shares with preference or priority over or on a parity with the Series F Convertible Preferred Shares as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the designated class of Series F Convertible Preferred Shares.

3. Not Used

4. Not Used

5. Liquidation.

In the event of a voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the Holders of shares of Series F Convertible Preferred Shares shall be entitled to receive out of the assets of the Corporation legally available for distribution to holders of its capital stock, before any payment or distribution shall be made to holders of Common Stock or any other class of stock ranking junior to Series F Convertible Preferred Shares, an amount per share equal to $1,000 (the "Stated Value"). If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the
Holders of Series F Convertible Preferred Shares shall be insufficient to permit payment to the Holders of Series F Convertible Preferred Shares of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series F Convertible Preferred Shares. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series F Convertible Preferred Shares shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Series F Convertible Preferred Shares. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the liquidation payments and the place where said liquidation payments shall be payable, shall be given by mail, postage prepaid or by telex or facsimile to non-U. S. residents, not less than 10 days prior to the payment date stated therein, to the Holders of record of Series F Convertible Preferred Shares, such notice to be addressed to each such Holder at its address as shown by the records of the Corporation. For purposes hereof, the Common Stock shall rank on liquidation junior to the Series F Convertible Preferred Shares.

6. Restrictions.

The Corporation will not modify the terms of the Series F Convertible Preferred Shares at any time when shares of Series F Convertible Preferred Shares are outstanding, without the approval of the Holders of at least a two-thirds majority of the then outstanding shares of Series F Convertible Preferred Shares given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, except where the vote or written consent of the Holders of a greater number of shares of the Corporation is required by law or by the Corporation's Certificate of Incorporation, as amended.

7. Optional Conversion.

If  the  Corporation has not sent to Holder a Redemption  Notice  per
Section 9, and subject to the Corporation's right to redeem Series F Convertible Preferred Shares, the Holders of shares of Series F
Convertible Preferred Shares shall have the following conversion rights:

(a) Conversion Terms. Each record Holder of Series F Convertible Preferred Shares shall be entitled (at the times and in the amounts set forth below) and subject to the Company's right of redemption set forth in Section 9, at the office of the Company or any transfer agent for the Series F Convertible Preferred Shares (the Transfer Agent), to convert (in multiples of one (1) share of Series F
Convertible Preferred Shares) such Series F Convertible Preferred Shares into Common Stock at the lesser of (a) $4.00 per share of Common Stock or (b) the average of the two lowest closing bid prices of the Corporations Common Stock as quoted by Bloomberg, LP for the ten-day trading period (the Look-Back Period) ending on the day prior to the date of conversion (the Average Price) times seventy five percent (75%) (the Conversion Price). Starting on the first day of the fifth month from the Closing Date the Look-Back Period will be increased one day per month up to a maximum of twenty-two days.

(b)  Conversion Dates.

     1. Limitations on Conversion. The Holder of any share or shares of Series F Convertible Preferred Shares may not convert any of such shares for a period of at least eighty-nine (89) calendar days following the Closing Date. Closing Date shall mean the date funds were received into escrow (or directly by the Corporation if there was no escrow) in an aggregate amount sufficient for the payment to purchase the corresponding number of Series F Convertible Preferred Share certificates subscribed to for such closing and the escrow is cleared and the certificates underlying the Series F Convertible Preferred Shares are distributed.

     2. Automatic Conversion. Each share of Series F Convertible Preferred Shares outstanding on the date which is two (2) years after the Closing Date automatically shall be converted into Common Stock on such date at the Conversion Price then in effect (calculated in accordance with the Formula in section 7(a) above), and the date which is two (2) years after the particular Closing Date shall be deemed the date of conversion with respect to such conversion.

(c) Conversion Notice. The right of conversion shall be exercised by the Holder thereof by telecopying an executed and completed written notice (the Conversion Notice) to the Corporation (the Conversion Date) that the Holder elects to convert a specified number of shares of Series F Convertible Preferred Shares representing a specified Stated Value thereof into Common Stock and by delivering by express courier for overnight or two day delivery the original Conversion Notice and a certificate or certificates of Series F Convertible Preferred Shares being converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the Holders of the Series F Convertible Preferred Shares), together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

(d) Issuance of Certificates - Time Conversion Effected. The Corporation will transmit the certificates representing shares of Common Stock issuable upon conversion of any Series F Convertible Preferred Shares to the Holder via express courier, by electronic transfer or otherwise, within three business days after the Conversion Date if the Company has received the original Conversion Notice and Series F Convertible Preferred Share certificate(s) being so converted by the second business day after the Conversion Date. In the event the Corporation has not received the original Notice of Conversion and the Series F Convertible Preferred Shares certificate(s) being so converted by the second business day after the Conversion Date then the Corporation shall be obligated to transmit the certificates representing shares of Common Stock issuable upon conversion of any Series F Convertible Preferred Shares within one business day after receipt of the original Conversion Notice and Series F Convertible Preferred Share certificate(s) being so converted. In addition to any other remedies which may be available to the Holders, in the event that the Corporation fails to effect delivery of such shares of Common Stock as set forth above in this paragraph, the Holders will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Corporation whereupon the Corporation and the Holders shall each be restored to their respective positions immediately prior to delivery of such Conversion Notice.

(e) Fractional Shares: Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series F Convertible Preferred Shares into Common Stock. All fractional shares shall be rounded up to the nearest whole share. In case the number of shares of Series F Convertible Preferred Shares represented by the certificate or certificates surrendered pursuant to Subparagraph 7(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the Holder within 7 business days, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series F Convertible
Preferred Shares represented by the certificate or certificates surrendered which are not to be converted.

(f)     Reorganization   or   Reclassification.   If   any    capital
reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each Holder of a share or shares of Series F Convertible Preferred Shares shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series F Convertible Preferred Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including without limitation provisions for adjustments of the conversion rights) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(g) Adjustments for Splits, Combinations, etc. The Conversion Price and the number of shares of Common Stock into which the Series F Convertible Preferred Shares shall be convertible shall be adjusted for stock splits, combinations, or other similar events. Additionally, an adjustment will be made in the case of an exchange of Common Stock, consolidation or merger of the Corporation with or into another corporation or sale of all or substantially all of the assets of the Corporation in order to enable the Holder of Series F Convertible Preferred Shares to acquire the kind and the number of shares of stock or other securities or property receivable in such event by a Holder of the Series F Convertible Preferred Shares of the number of shares that might otherwise have been issued upon the conversion of the Series F Convertible Preferred Shares. No adjustment to the Conversion Price will be made for dividends (other than stock dividends), if any, paid on the Common Stock or for securities issued for fair value.

8. Interest. 8% per annum on the Stated Value of the Series F Convertible Preferred Shares in cash, or at the Corporation's option in Common Stock, due and payable upon conversion. Interest shall accrue from and after the Closing Date.

9. Redemption of Series F Convertible Preferred Shares.

(a) Right to Redeem Series F Convertible Preferred Shares. At any time, prior to receiving a Conversion Notice and from time to time, the Corporation may, in its sole discretion, but shall not be obligated to, redeem, in whole or in part, the then issued and outstanding shares of Series F Convertible Preferred Shares, by paying to the Holder the Redemption Price as defined as follow: (i) from the Closing Date until 30 days after the Closing Date, the Redemption Price shall equal the Stated Value of the Series F Convertible Preferred Shares plus a premium of 15% of the Stated Value; (ii) from the 31st day after the Closing Date until the 60th day after the Closing Date, the Redemption Price shall equal the Stated Value of the Series F Convertible Preferred Shares plus a premium of 20% of the Stated Value; (iii) after the 60th day from the Closing Date, the Redemption Price shall equal the gross proceeds the Holder would have realized upon conversion and simultaneous sale of each share of Common Stock that would be issuable to the Holder had the Holder submitted a Conversion Notice to the Corporation on the date the Corporation issues the Notice of Redemption referred to in subparagraph 9(b). If the Company elects to redeem some, but not all, of the Series F Convertible Preferred Shares, the Company shall redeem a pro-rata amount from each Holder of the Series F Convertible Preferred Shares.

(b) Notice of Redemption. The Corporation shall provide each holder of record of the Series F Convertible Preferred Shares with written notice of redemption (the "Redemption Notice") not less than 10 business days prior to any date stipulated by the Corporation for the redemption of the Series F Convertible Preferred Shares (the "Redemption Date"). The Redemption Notice shall contain (i) the Redemption Date, (ii) the number of shares of Series F Convertible Preferred Shares to be redeemed from the Holder to whom the Redemption Notice is delivered, (iii) instructions for surrender to the Corporation of the certificate or certificates representing the shares of Series F Convertible Preferred Shares to be redeemed, and
(iv) specification by the Corporation of the number of shares of Series F Convertible Preferred Shares to be redeemed as provided in this Paragraph 9, and (v) the applicable Redemption Price. The Holder may exercise the conversion rights granted herein up until the day preceding the Redemption Date so long as such date falls after the 89 day period referred to in Section 7(b)1.

(c) Surrender of Certificates: Payment of Redemption Price. On or before the Redemption Date, each Holder of the shares of Series F Convertible Preferred Shares to be redeemed shall surrender the required certificate or certificates representing such shares to the Corporation within eight (8) business days from the date of receipt of the Redemption Notice, in the manner and at the place designated in the Redemption Notice, and upon such surrender, the Redemption Price for such shares shall be paid by the Corporation within 2 business days via wire transfer to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each such surrendered certificate shall be canceled and retired. If a certificate is surrendered and all the shares evidenced thereby are not being redeemed, the Corporation shall issue new certificates to be registered in the names of the person(s) whose name(s) appear(s) as the owners on the respective surrendered certificates and deliver such certificate to such person(s).

10. Notices.

 In case at any time:

(a) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock; or

(b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

(c) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

(d)    there   shall  be  a  voluntary  or  involuntary  dissolution,
liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, and by telex or facsimile, or by recognized overnight delivery service to non-U.S. residents, addressed to each Holder of any shares of Series F Convertible Preferred Shares at the address of such Holder as shown on the books of the Corporation, (i) at least 10 days prior to written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 10 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

11. Shares to be Reserved.

The Corporation, upon the effective date of this Certificate of Designation, has a sufficient number of shares of Common Stock available to reserve for issuance upon the conversion of all outstanding shares of Series F Convertible Preferred Shares, pursuant to the terms and conditions set forth in Paragraph 7. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series F Convertible Preferred Shares as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series F Convertible Preferred Shares. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued. The Corporation will take all such action as may be so taken without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed to ensure there are a sufficient number of shares of Common Stock authorized and issued to fulfill the Corporation's obligation to any Holders to issue such Common Stock upon receipt of a Conversion Notice. The Corporation will use its best efforts to ensure the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series F Convertible
Preferred Shares would not exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation, as amended.

12. No Reissuance of Series F Convertible Preferred Shares.

Shares of Series F Convertible Preferred Shares which are converted into shares of Common Stock as provided herein shall not be reissued.

13. Issue Tax.

The issuance of certificates for shares of Common Stock upon conversion of Series F Convertible Preferred Shares shall be made without charge to the Holder for any United States issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder of the Series F Convertible Preferred Shares which is being converted.

14. Closing of Books.

The Corporation will at no time close its transfer books against the transfer of any Series F Convertible Preferred Shares or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series F Convertible Preferred Shares in any manner which interferes with the timely conversion of such Series F Convertible Preferred Shares, except as may otherwise be required to comply with applicable securities laws.

15. Definition of Common Stock.

As used in this Certificate of Designation, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, as constituted on the date of filing of these terms of the Series F Convertible Preferred Shares, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series F Convertible Preferred Shares shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization, reclassification, or stock split of the outstanding shares thereof, the stock, securities or assets provided for in Paragraph 7 hereof.

16. Amendments.

No provision of these terms of the Series F Convertible Preferred Shares may be amended, modified or waived without the written consent or affirmative vote of the Holders of at least a majority of the then outstanding shares of Series F Convertible Preferred Shares.

SECOND:

That said determination of the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Class A Preferred Shares - Series F was duly made by the Board of Directors pursuant to the provisions of the Corporation's Certificate of Incorporation and in accordance with the provisions of the General Corporation Law of the State of Colorado.

IN WITNESS HEREOF, this Certificate has been signed by Joseph J.
Murphy, President and Larry Shatsoff Acting Secretary, this 30th day of April, 1998.


/s/ Joseph J. Murphy               /s/ Larry Shatsoff
---------------------------        --------------------------------
Joseph J. Murphy, President        Larry Shatsoff, Acting Secretary

                              Exhibit 4
                              ---------
                  Specimen Common Stock Certificate


 Number                DCI TELECOMMUNICATIONS, INC.         Shares
DCI ____                                                   ** __ **

Incorporated under                                  CUSIP 233094 20 0
the laws of the State
of Colorado

This certifies that   ________________ is the owner of _________
Fully paid and non-assessable shares of common stock of the par value of $0.0001 per share of

     --------------- DCI TELECOMMUNICATIONS, INC. -------------

transferable on the books of the Corporation by the holder hereof in person or by duly authorized Attorney, upon surrender of this Certificate, properly endorsed.

This Certificate is not valid until countersigned and registered by the Transfer Agent and Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Date: _______________


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Secretary                                         President